Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Tigo Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	(2)	1,507,407	(3)	$18.71	$28,203,584.97	$0.00011020	$3,108.04
Equity	Common Stock, par value $0.0001 per share	Other	(2)	2,814,375	(4)	$18.71	$52,656,956.25	$0.00011020	$5,802.80
Equity	Common Stock, par value $0.0001 per share	Other	(2)	6,758,722	(5)	$18.71	$126,455,688.62	$0.00011020	$13,935.42
Equity	Common Stock, par value $0.0001 per share	Other	(2)	2,153,883	(6)	$18.71	$40,299,150.93	$0.00011020	$4,440.97
Total Offering Amounts							$247,615,380.77	$0.00011020	$27,287.21
Total Fee Offsets									—
Net Fee Due									$27,287.21

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Tigo Energy, Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the: (i) Tigo Energy, Inc. 2008 Stock Plan (the “Legacy Tigo 2008 Plan”) (ii) the Tigo Energy, Inc. Amended and Restated 2018 Stock Plan (the “Legacy Tigo 2018 Plan” and, together with the Legacy Tigo 2008 Plan, the “Legacy Tigo Plans”); or (iii) the Tigo Energy, Inc. 2023 Incentive Plan (the “New Tigo Plan); and, as applicable, by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low selling prices of the common stock on August 3, 2023, as reported on the Nasdaq Stock Market LLC.

(3)	Represents shares of Common Stock underlying certain outstanding stock options previously granted under the Legacy Tigo 2008 Plan.

(4)	Represents shares of Common Stock underlying certain outstanding stock options previously granted under the Legacy Tigo 2018 Plan.

(5)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the New Tigo Plan.

(6)	Represents shares of Common Stock previously granted under stock options under the Legacy Tigo Plans and New Tigo Plan, as applicable, the reoffer and resale of which are registered hereunder.

Table 2 – Fee Offset Claims and Sources

N/A